Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations Contact:
Cameron Triebwasser, Interchange Corporation
ctriebwasser@interchangeusa.com / (949) 789-5242 / Fax: (949) 784-0880

Investor Relations Contact:
John Baldissera, BPC Financial Marketing
johnb35@barrettopacific.com / (800) 368-1217

Interchange Announces Record Third Quarter Financial Results

Laguna Hills, CA — November 18, 2004 — Interchange Corporation (NASDAQ: INCX), a leading provider of local and national paid-search services, today reported record revenue and net income for the third quarter ended September 30, 2004.

Highlights include:

—	Revenue was $5.38 million for the third quarter of 2004, compared to $2.15 million for the same period of 2003 representing a year over year increase of 150%.

—	Net income was $288,000 for the third quarter of 2004 compared to $93,000 for the same period of 2003, representing a year over year increase of 209%. Basic and diluted net income per share for Q3 2004 was $0.15 and $0.06, respectively.

—	Received over 6 billion search requests from our Distribution Network.

—	Announced the extension of the distribution agreement with LookSmart, Ltd.

—	Entered into local search agreements with several companies including Amarillo Globe-News (a division of Morris Digital Works) and On-line UK’s On-line USA.

—	Enhanced our Keyword DNA™ technology to enable users to search by entering relevant landmarks.

“Interchange experienced strong third quarter growth and record third quarter revenue and net income. Our revenue and earnings growth are the result of our continued focus on the expansion of our Advertiser and Distribution Networks,” said Heath Clarke, Interchange Chairman and CEO. “While delivering our sixth consecutive quarter of profitability, we have also focused heavily on executing our strategic plan in the emerging local-search marketplace. I am pleased to report great progress in this area, resulting in several key local-search transactions. I believe that our company is well positioned to execute on our goals for the fourth quarter as well as next year, and that we are ready to meet the unique needs of the evolving local-search industry.”

Recent Events

On October 18, 2004, Interchange priced its initial public offering (IPO) at $8.00 per share and its common stock began trading on the Nasdaq SmallCap Market the next day. On October 22, 2004, the initial public offering closed and the company issued 2,750,000 shares of its common stock resulting in gross proceeds of $22 million and net proceeds of approximately $19 million after deducting underwriting discounts and commissions and other expenses associated with the offering.

Upon completion of the IPO on October 22, 2004, all outstanding shares of preferred stock automatically converted into 1,169,722 shares of common stock. In addition, holders of the outstanding convertible secured debentures converted $2.36 million of principal amount into 704,529 shares of the Company’s common stock.

During October 2004, the Company repaid the outstanding principal amount of the Company’s convertible secured promissory notes of $1,300,000 and accrued interest of approximately $176,000.

On November 1, 2004 the underwriters of the Company’s initial public offering exercised their over-allotment option to purchase an additional 407,500 shares of common stock at $8.00 per share for total gross proceeds of $3.3 million and net proceeds of approximately $3.0 million after deducting underwriting discounts and commissions and other expenses associated with the offering.

At September 30, 2004, our cash balance was $1.4 million. Taking into effect the above items, our September 30, 2004 cash balance would have been $22.3 million.

Financial Guidance

The Company expects fourth quarter revenue to increase from its third quarter level to between $5.7 million and $5.9 million, which would represent an increase of between 104% and 111% compared to $2.8 million in the fourth quarter 2003. We expect operating income to be between $260,000 and $360,000 which will include the new costs of being a public company as well as continued investment in our search services. We expect these increased costs to be offset by an increase in interest income as a result of higher cash balances and a decrease in interest expense on the previously outstanding debt.

Based on this outlook, the Company projects revenue for the full 2004 year of between $18.8 million and $19.0 million, which represents an increase of 114% to 116% compared to revenue of $8.8 million in 2003. Operating income for the full 2004 year is projected to be between $1.5 million and $1.6 million, which represents an increase of between 111% and 127% compared to 2003.

Due to the timing of the IPO as well as the conversion of preferred stock and convertible debentures into common stock, Interchange is also providing weighted average outstanding share guidance for this quarter. The company estimates that for Q4 2004, it will have approximately 8.3 million weighted average fully diluted common shares outstanding. This is based on approximately 7.0 million common shares and 3.3 million shares reserved for options and warrants outstanding as of today.

Conference Call and Webcast Information

Chairman and CEO Heath Clarke and CFO Doug Norman will participate in a conference call to discuss the results and outlook. The conference call will take place today, November 18, 2004, at 5:00 p.m. ET. Investors and analysts can participate in the call by dialing 1-800-811-8830 or 1-913-981-4904, pass code #555375 five minutes prior to the call. The conference call will also be webcast live and will be available on the Investor Relations section of the Interchange Website at: http://ir.interchangeusa.com. A replay of the webcast will be available for 90 days at the company’s website, starting approximately one hour after the completion of the call.

About Interchange
Interchange Corporation (NASDAQ: INCX) provides paid-search services that enable businesses to reach consumers through targeted online advertising. Interchange serves the sponsored listings of local and national advertisers in response to consumer search requests from its Search Distribution Network. Interchange’s Local Direct™ search and advertising platform delivers geographically-targeted search results to consumers. Local Direct can be licensed to websites and search engines that provide local business information and serve local advertisers. Local Direct is powered by Interchange’s Keyword DNA™ technology.

Interchange’s search services are available at www.epilot.com. For more information, visit Interchange’s corporate website at www.interchangeusa.com.

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Safe Harbor Statement
Forward-Looking Statements: All statements other than statements of historical fact included in this document, including all forward-looking guidance, regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this earnings release, words such as “anticipate,” “believe,” “estimate,” “plans,” “expect,” “intend” and similar expressions, as they relate to Interchange or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our plans to develop our ePilot products and develop sales, marketing, finance and administrative functions, dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

Additional information concerning risks and uncertainties relating to Interchange and its business can be found in press releases issued by Interchange, as well as Interchanges public filings with the Securities and Exchange Commission, including the discussion under the heading “Risks Factors” in the Company’s Final Prospectus filed with the Securities and Exchange Commission on October 20, 2004. Copies of Interchange’s press releases are available at www.interchangeusa.com or you can contact the Interchange Investor Relations Department by calling 949-784-0800.

Financial Statements

INTERCHANGE CORPORATION
STATEMENTS OF OPERATIONS
(in thousands, except per share and share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue	$5,375	$2,150	$13,101	$6,004

Operating expenses:
Search serving	2,803	939	6,627	2,703
Sales and marketing	1,058	456	2,649	1,277
General and administrative	601	284	1,713	1,031
Research and development	374	162	843	537
Non-cash equity based expense	2	91	11	212

Total operating expenses	4,838	1,932	11,843	5,760

Operating income	537	218	1,258	244
Interest and other income (expense)	(239)	(124)	(843)	(296)

Income (loss) before income taxes	298	94	415	(52)
Provision for income taxes	10	1	29	2

Net income (loss)	$288	$93	$386	$(54)

Per share data:
Basic net income (loss) per share	$0.15	$0.05	$0.20	$(0.03)

Diluted net income (loss) per share	$0.06	$0.03	$0.09	$(0.03)

Basic weighted average shares outstanding	1,922,964	1,822,963	1,922,599	1,809,923

Diluted weighted average shares outstanding	4,444,170	2,969,166	4,443,805	1,809,923

INTERCHANGE CORPORATION
BALANCE SHEET
(in thousands, except share data)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,359	$699
Restricted cash	13	16
Accounts receivable, net of allowances of $2 and $25, respectively	992	638
Prepaid finance expense, net of accumulated amortization of $652 and $209, respectively	695	448
Prepaid expenses and other current assets	49	42

Total current assets	3,108	1,843
Property and equipment, net	518	481
Long-term restricted cash	51	64
Deposits	37	33

Total assets	$3,714	$2,421

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,802	$1,152
Accrued compensation	288	469
Payroll taxes payable	1,866	2,071
Other accrued liabilities	837	605
Deferred revenue	524	391
Notes payable	10	—
Convertible secured promissory notes	1,300	1,300
Convertible secured debentures, net of debt discount of $2 and $53, respectively	2,380	2,329

Total current liabilities	9,007	8,317
Long-term notes payable	7	—

Total liabilities	9,014	8,317

Commitments, contingencies and subsequent events
Stockholders’ equity (deficit):
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized; 1,008,125 shares issued and outstanding; liquidation preference of $5,234,754	—	—
Common stock, $0.00001 par value; 30,000,000 shares authorized; 1,922,964 issued and outstanding	—	—
Additional paid-in capital	7,095	6,884
Accumulated deficit	(12,395)	(12,780)

Total stockholders’ deficit	(5,300)	(5,896)

Total liabilities and stockholders’ deficit	$3,714	$2,421